Exhibit 10.21

INTRINSIC MEDICINE, INC.

April 3, 2022

Jason Ferrone

Intrinsic Medicine, Inc.

500 Yale Avenue North

Seattle, WA 98109

RE:	Retention Agreement

Dear Jason:

As an incentive for you to remain with INTRINSIC MEDICINE, INC. (the “Company”), the Company is offering you the opportunity to earn the Retention Bonus (as defined below) under the terms and conditions of this Retention Agreement (“Retention Agreement”). If accepted by your signature below, you and the Company agree to the following terms:

I.	Retention Bonus

(a) Eligibility for Retention Bonus

In recognition of your performance, and as an incentive to remain with the Company, you will be eligible for a one-time special cash retention bonus in the aggregate amount of $150,000, contingent upon you remaining continuously employed by the Company on a full-time basis in good performance standing through and including date the Company first lists shares of common stock on a stock exchange in the United States or otherwise completes a financing of no less than $20 million (the “Payment Date”), payable in a lump sum in advance of it being earned on the first administratively practicable Company payroll date following the Payment Date, less applicable payroll withholdings and deductions, pursuant to the terms and conditions set forth in this Retention Agreement (the “Retention Bonus”).

Except as provided herein, to earn this Retention Bonus, you must remain continuously employed by the Company on a full-time basis in good performance standing through and including the second anniversary of the Payment Date (the “Earn Date”). If, prior to the Earn Date, your employment with the Company is terminated other than due to a Qualifying Termination (as defined below), you will be required to repay to the Company the entire gross amount of the Retention Bonus that was advanced to you within 30 days after your last day of employment with the Company.

(b) Impact of a Qualifying Termination

Notwithstanding the foregoing Section I(a), if, on or after the Payment Date and on or prior to the Earn Date, you incur a Qualifying Termination then, subject to your execution and non-revocation of an effective Release as described below, you will be paid or entitled to retain, as applicable, the full amount of the Retention Bonus, less applicable payroll withholdings and deductions.

For the avoidance of doubt, the following, without limitation, will not constitute a Qualifying Termination: (i) you provide notice of your employment resignation or actually terminate your employment relationship by resignation for any reason, including retirement (but excluding your resignation for Good Reason), (ii) the Company terminates your employment for Cause, (iii) your employment is terminated due to your death or disability, or (iv) you are no longer in good performance standing.

Once you have incurred a Qualifying Termination, you shall no longer be eligible for or entitled to any payments under this Retention Agreement, except for the payment described in this Section I(b).

(c) Release Requirement

In order to earn the Retention Bonus described in Section I(b), you must execute and return a general waiver and release in a form reasonably satisfactory to the Company (the “Release”) within the applicable deadline set forth therein and not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond 60 days following your Qualifying Termination date.

II.	Definitions

“Cause” shall have the meaning ascribed to such term in any written agreement between you and the Company defining such term, and, in the absence of such agreement, such term means the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) your gross misconduct. The determination whether a termination is for Cause shall be made by the Chief Executive Officer of the Company in his or her sole and exclusive judgment and discretion

“Good Reason” shall have the meaning ascribed to such term in any written agreement between you and the Company defining such term, and in the absence of such agreement, means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without your consent: (i) a material reduction in a your annual base salary; provided, however, that Good Reason will not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (ii) a material reduction in your authority, duties or responsibilities; provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from your prior duties; (iii) a relocation of your principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases your one-way commute by more than 50 miles as compared to your then-current principal place of employment immediately prior to such relocation, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations; or (iv) a material breach by the Company of any provision of any material agreement between you and the Company concerning the terms and conditions of your employment or service with the Company, provided, however, that in each case (i) through (iv) above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Company written notice of the action or omission giving rise to “Good Reason” within 30 days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and your resignation must be effective not later than 30 days after the expiration of such Cure Period.

“Qualifying Termination” means your employment with the Company terminates as a result of either (i) a termination by the Company without Cause and other than as a result of your death or disability or (ii) your resignation for Good Reason.

III.	IRS Code Section 409A

It is intended that all payments provided for under this Retention Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), including but not limited to the exemption provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested, and any ambiguities herein shall be interpreted accordingly. It is intended that each installment of any benefit payable under this Retention Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). To the extent that an exemption from Section 409A is not available, the payments provided under this Retention Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly; if and to the extent necessary to avoid adverse tax consequences under Section 409A, any Retention Bonus payment provided in connection with your Qualifying Termination shall not be payable unless and until you have incurred a “separation from service” as such term is defined in Treasury Regulations Section 1.409A-1(h) and, if the period during which you may consider and sign the Release spans two (2) calendar years, such payment will not be made until the later calendar year.

IV.	Miscellaneous

The Retention Agreement is intended to provide a financial incentive to you and does not confer any rights to continued employment upon you. Nothing in this Retention Agreement shall alter your at-will employment relationship. Your rights and obligations under this Retention Agreement will be governed by and interpreted, construed and enforced in accordance with the laws of California without regard to its or any other jurisdiction’s conflicts of laws principles. You and the Company hereby agree and consent to be subject to the exclusive jurisdiction and venue of the state and federal courts located in Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

Neither this Retention Agreement nor any of your rights and obligations under this Retention Agreement may be assigned, transferred or otherwise disposed of by you. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which you are principally involved.

The benefits that may be provided to you under this Retention Agreement are effective only as of the date of your signature to this Retention Agreement, and any terms, provisions, definitions, benefits, or any other language contained herein is not retrospective in its effect.

This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the Retention Bonus, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters; provided, however, that, for the avoidance of doubt, this Retention Agreement does not supersede any severance benefits you may be entitled to under your written employment agreement or other written agreement with the Company, and any payments or benefits you are eligible for under any Company plan. This Retention Agreement is entered into without reliance on any promise or representation (written or unwritten) other than those expressly contained herein. The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

Sincerely,

Intrinsic Medicine, Inc.

/s/ Alex Martinez
Alex Martinez
Chief Executive Officer 500 Yale Avenue North
Seattle, WA 98109

Date April 3, 2022

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

/s/ Jason Ferrone	Date: April 3, 2022

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